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EXHIBIT 21

CORNERSTONE BANCSHARES, INC.

LIST OF SUBSIDIARIES

Name of Subsidiary	State of Incorporation
Cornerstone Community Bank	Tennessee

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  EXHIBIT 21
CORNERSTONE BANCSHARES, INC. LIST OF SUBSIDIARIES